Valassis Announces Strong Earnings Growth for 2009

Annual Adjusted EBITDA* Increased by $45.9 Million

LIVONIA, Mich., Feb. 22 /PRNewswire-FirstCall/ — Valassis (NYSE: VCI) today announced financial results for the fourth quarter and full-year ended Dec. 31, 2009. We reported quarterly revenue of $605.0 million, a decrease of 3.4% from $626.3 million for the prior year quarter.  Fourth-quarter net earnings was $24.0 million compared to a loss of $222.0 million for the prior year quarter which included a $245.7 million non-cash impairment charge ($223.4 million, net of tax) related to goodwill and other intangible assets.  Diluted earnings per share (EPS) for the quarter was $0.48 compared to a loss of $4.63 for the prior year quarter which included a loss of $4.66 in EPS (net of tax) due to the aforementioned impairment charge. Excluding this impairment charge, earnings for the fourth quarter 2008 would have been $1.4 million or $0.03 per share. For the fourth quarter of 2009, adjusted EBITDA* was $79.9 million, an increase of 27.6% compared to $62.6 million for the prior year quarter.

Full-year 2009 revenue was $2,244.2 million, a decrease of 5.8% from full-year 2008 revenue of $2,381.9 million.  Excluding revenue of $23.7 million from divested and discontinued businesses from the prior year, the revenue decline for full-year 2009 would have been 4.8%. Net earnings for full-year 2009 was $66.8 million, or $1.36 per share, compared to a full-year 2008 net loss of $209.7 million,(1) or $4.37 per share,(1) which included the aforementioned impairment charge.  Excluding this impairment charge, full-year 2008 earnings would have been $13.7 million or $0.29 per share.  Full-year 2009 adjusted EBITDA* was $262.7 million, up 21.2% from full-year 2008 adjusted EBITDA* of $216.8 million.

"Our team did a tremendous job growing earnings in a challenging economic environment," said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.  "I have never been more optimistic about the future of our business.  As the combined forces of improved operating leverage and economic conditions come together, I believe we are in a strong position for future growth."

Some additional highlights include:
•
Cost Management: Fourth-quarter 2009 selling, general and administrative (SG&A) costs were $91.4 million, which includes $2.0 million in legal costs related to the recently settled News America lawsuits compared to prior year quarter SG&A costs of $97.9 million, which included $2.5 million in legal costs.

•	Capital Expenditures: Capital expenditures for the fourth quarter and full-year 2009 were $5.6 million and $19.1 million, respectively.
•	Liquidity:
-
Fourth-quarter 2009 and full-year 2009 cash flows from operating activities were $60.1 million and $197.4 million, respectively.  During 2009, we reduced our debt by $191.5 million and our net debt (debt less cash) position was $881.2 million as of Dec. 31, 2009.

-
During the quarter, we completed three "modified Dutch" auctions in which we repurchased and retired $39.8 million of our outstanding term loan B and delayed draw term loans under our senior secured credit facility at an average discount of 2.6% to par resulting in an after-tax net gain of $0.4 million. For full-year 2009, we repurchased $133.5 million of our term loans through "modified Dutch" auctions at an average discount of 8.5% to par.  Our ability to repurchase our term loans pursuant to "modified Dutch" auctions ended on Dec. 31, 2009.

-
As announced in December 2009, we entered into an interest rate swap agreement effective Dec. 31, 2010 fixing $300 million of the variable rate debt under our senior secured credit facility at an effective rate of 3.76% per annum (compared to the current effective swap rate of 6.78% which expires on Dec. 31, 2010).  The notional amount of $300 million amortizes by $40 million per quarter through June 30, 2012.

-
As of Dec. 31, 2009 our debt covenant cushions were 48.7% for our senior secured leverage covenant and 41.1% for our interest coverage covenant. As previously stated, the full $500 million in settlement proceeds will be included in consolidated EBITDA under our senior secured credit facility for the calculation of debt covenants in 2010.

(1)  Effective Jan. 1, 2009, we adopted the requirements of Financial Accounting Standards Board Accounting Standards Codification 470-20, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)", (ASC 470-20) which requires retrospective application.  This adoption of ASC 470-20 had no effect on the current period. Previously reported net earnings and EPS for the year ended Dec. 31, 2008 have been reduced by $2.2 million and $0.05, respectively, as the result of recognizing incremental non-cash interest expense of $3.3 million during that period.  In May 2008, we repurchased approximately 99.95% of our convertible debt.

•	Interest Expense: Cash interest expense for the quarter was $19.3 million compared to $22.8 million for the prior year quarter, a decrease of 15.4%.
•
Settlement Agreement with News America: On Feb. 4, 2010, we entered into a settlement agreement with News America Marketing dismissing all outstanding litigation and releasing all related existing and potential claims against each other as of the date of the agreement. As part of the settlement, on Feb. 4, 2010, we received a cash payment of $500 million, and we entered into a 10-year shared mail distribution agreement which provides for the sale by Valassis of shared mail services to News America on specified terms. In connection with the settlement, we are working with the Court, under the Honorable Judge Arthur J. Tarnow, on a set of procedures to handle future disputes among the parties with respect to conduct at issue in the litigation. The precise timing and format of the relief rests with the Court.

Outlook
We expect value-oriented media to maintain a positive position as more consumers adopt a savings-oriented lifestyle.  We reiterate 2010 guidance of approximately $280 million in adjusted EBITDA*, $2.48 in diluted cash EPS*, and $25 million in capital expenditures. When we announce first-quarter 2010 earnings, we expect to update 2010 annual guidance for diluted cash EPS* based on how the aforementioned settlement proceeds are deployed.

Business Segment Discussion
•
Shared Mail:  Revenue for the fourth quarter of 2009 was $335.1 million, flat compared to the prior year quarter. Segment profit for the quarter was $38.4 million, up 68.4% compared to the prior year quarter. Full-year 2009 segment revenue was $1,279.1 million, down 6.7% from full-year 2008. Full-year 2009 segment profit was $110.2 million, up 22.8% from full-year 2008. The increase in segment profit for the fourth quarter and the full-year 2009 is due to effective cost management, including package optimization efforts, newspaper alliances and SG&A reductions.

•
Neighborhood Targeted Products:  Revenue for the fourth quarter of 2009 was $141.1 million, down 8.3% compared to the prior year quarter. Newspaper Inserts revenue remained strong and was up 25% for the quarter as a result of our cross-selling efforts.  Run-of-Press revenue was down related to reduced client ad spend within the financial vertical. Segment profit for the quarter was $12.1 million, up 10.0% compared to the prior year quarter. Full-year 2009 segment revenue was $444.7 million, down 5.2% from full-year 2008. Full-year 2009 segment profit was $36.3 million, down 6.4% from full-year 2008 due primarily to the decline in revenue.

•
Free-standing Inserts (FSI):  Revenue for the fourth quarter of 2009 was $83.2 million, down 9.1% compared to the prior year quarter.  This was due to continued pricing declines and one less custom co-op program during the quarter. Segment profit for the quarter was $3.6 million, up 80% compared to the prior year quarter primarily due to an increase of 3.2% in industry volume and reduced costs. Full-year 2009 segment revenue was $361.4 million, down 2.4% from full-year 2008. Full-year 2009 segment profit was $11.5 million, up 538.9% from full-year 2008.  Industry units were up 3.9% for full-year 2009, as a result of marketers' continued response to consumer demand for value-oriented media.

•
International, Digital Media & Services:  Revenue for the fourth quarter was $45.6 million, up 3.9% compared to the prior year quarter. Excluding revenue from previously announced divested and discontinued operations of $2.1 million in the prior year quarter, revenue was up 9.1%. Segment profit for the quarter was $7.8 million, up 105.3% compared to the prior year quarter due primarily to record increases in U.S. coupon clearing volume. According to NCH Marketing Services, Inc. (our coupon-processing and analytics subsidiary), 2009 consumer packaged goods coupon distribution was up 11% and coupon redemption was up 23% compared to the prior year. Full-year 2009 segment revenue was $159.0 million, down 7.4% from full-year 2008. Excluding $23.7 million of 2008 revenue from discontinued businesses, full-year 2009 revenue was up 7.4% compared to full-year 2008. Segment profit for full-year 2009 was $25.0 million compared to $0.6 million in full-year 2008, which included restructuring charges of $2.5 million.

Segment Results Summary

	Quarter Ended Dec. 31,
Segment Revenue ($ in millions)	2009	2008	% Change
Shared Mail	$335.1	$337.1	-0.6%
Neighborhood Targeted	$141.1	$153.8	-8.3%
Free-standing Inserts	$83.2	$91.5	-9.1%
International, Digital Media & Services	$45.6	$43.9	3.9%
Total Segment Revenue	$605.0	$626.3	-3.4%

	Quarter Ended Dec. 31,
Segment Profit ($ in millions)	2009	2008	% Change
Shared Mail	$38.4	$22.8	68.4%
Neighborhood Targeted	$12.1	$11.0	10.0%
Free-standing Inserts	$3.6	$2.0	80.0%
International, Digital Media & Services	$7.8	$3.8	105.3%
Total Segment Profit	$61.9	$39.6	56.3%

Conference Call Information
We will hold an investor call today to discuss our fourth quarter and year-end 2009 results at 11 a.m. (ET). The call-in number is (877) 941-8609 (please reference conference #4195229). The call will be simulcast on our Web site at http://www.valassis.com and a telephonic replay of the call will be available through March 8, 2010 at (800) 406-7325, pass code 4195229. This earnings release and the webcast will be archived on our Web site under "Investor."

Non-GAAP Financial Measures
*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, depreciation, amortization, stock-based compensation expense, non-recurring restructuring and severance costs and any cash proceeds received as a result of the News America settlement.  We define diluted cash EPS as net earnings plus depreciation, amortization and stock-based compensation expense, less capital expenditures and any cash proceeds received as a result of the News America settlement, divided by weighted shares outstanding.  Adjusted EBITDA and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA and diluted cash EPS may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation.  Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures.  Additionally, because of management's focus on generating shareholder value, of which profitability is a primary driver, management believes diluted cash EPS, as defined above, provides an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally.  Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

Reconciliation of Full-year 2010 Adjusted EBITDA Guidance to Full-year 2010 Net Earnings Guidance(1):

Full-year 2010
Guidance
($ in millions)
Net Earnings	$80.7
plus: Interest expense, net(2)	81.7
Income taxes	50.5
Depreciation and amortization	62.5
less: Other non-cash income	(3.4)

EBITDA	$272.0

plus: Stock-based compensation expense	6.0
Non-recurring restructuring/severance	2.0
Adjusted EBITDA	$280.0

(1)
Due to the forward-looking nature of 2010 adjusted EBITDA, information to reconcile 2010 adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

(2)	Does not include any effect related to the fair value of interest rate swaps during 2010.

Reconciliation of Full-year 2010 Diluted Cash EPS Guidance to Full-year 2010 Diluted EPS Guidance:

Full-year 2010
Guidance
Net Earnings (in millions)	$80.7
Diluted EPS	$1.61

plus effect of:
Depreciation	1.00
Amortization	0.25
Stock-based compensation expense	0.12

less effect of:
Capital expenditures	(0.50)
Diluted Cash EPS	$2.48
Weighted Shares Outstanding (in thousands)	50,000

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows
from Operating Activities
(dollars in thousands)
Unaudited

	Three Months Ended
	December 31,
	2009	2008

Net Earnings (Loss) - GAAP	$23,992	$(222,004)

plus: Income taxes	18,273	(14,155)
Interest expense, net	20,785	22,817
Depreciation and amortization	15,823	17,213
Impairment charge	—	245,700
less: Other non-cash (income) expenses, net	(1,147)	6,873
EBITDA	$77,726	$56,444

Stock-based compensation expense	1,519	1,705
Restructuring costs / severance	698	4,417

Adjusted EBITDA	$79,943	$62,566

Interest expense, net	(20,785)	(22,817)
Income taxes	(18,273)	14,155
Restructuring costs, cash	(698)	(4,417)
Changes in operating assets and liabilities	19,870	(17,968)
Cash Flows from Operating Activities	$60,057	$31,519

	Year Ended
	December 31,
	2009	2008

Net Earnings (loss) - GAAP	$66,768	$(209,652)

plus: Income taxes	44,175	(6,185)
Interest expense, net	86,495	95,990
Depreciation and amortization	67,848	69,368
Impairment charge	—	245,700
less: Other non-cash (income) expenses, net	(14,399)	5,334
EBITDA	$250,887	$200,555

Stock-based compensation expense	7,091	7,068
Amortization of customer contract incentive	—	2,430
Restructuring costs / severance	4,718	6,778

Adjusted EBITDA	$262,696	$216,831

Interest expense, net	(86,495)	(95,990)
Income taxes	(44,175)	6,185
Restructuring costs, cash	(4,718)	(6,778)
Changes in operating assets and liabilities	70,105	(23,991)
Cash Flows from Operating Activities	$197,413	$96,257

About Valassis
Valassis is one of the nation's leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America's Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients' promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; court approval of the settlement agreement among the parties to the pending ADVO securities class action lawsuit; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; reductions of our credit ratings may have an adverse impact on our business; counterparties to our secured credit facility and interest rate swaps may not be able to fulfill their obligations due to disruptions in the global credit markets; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Unaudited

	Dec. 31,	Dec. 31,
	2009	2008
Assets

Current assets:

Cash and cash equivalents	$129,846	$126,556
Accounts receivable	428,836	479,749
Inventories	40,472	48,173
Refundable income taxes	12,578	15,509
Deferred income taxes	—	1,879
Other	37,046	31,235

Total current assets	648,778	703,101

Property, plant and equipment, at cost	499,775	484,765

Less accumulated depreciation	(301,874)	(250,828)

Net property, plant and equipment	197,901	233,937

Intangible assets, net	878,932	892,422

Investments	2,298	2,555

Other assets	16,113	21,166

Total assets	$1,744,022	$1,853,181

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)
Unaudited

	Dec. 31,	Dec. 31,
	2009	2008
Liabilities and Stockholders' Equity

Current liabilities:

Current portion, long-term debt	$6,197	$90,855
Accounts payable and accruals	466,054	440,214
Progress billings	40,532	44,539
Deferred income taxes	22	—

Total current liabilities	512,805	575,608

Long-term debt	1,004,875	1,111,712
Other liabilities	40,567	66,029
Deferred income taxes	87,914	94,418

Stockholders' equity:

Common stock	642	635
Additional paid-in capital	98,927	87,305
Retained earnings	522,731	455,963
Treasury stock	(520,170)	(520,170)
Accumulated other comprehensive loss	(4,269)	(18,319)

Total stockholders' equity	97,861	5,414

Total liabilities and stockholders' equity	$1,744,022	$1,853,181

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Quarter Ended
	Dec. 31,		%
	2009	2008	Change

Revenue	$604,992	$626,250	- 3.4%

Costs and expenses:
Costs of products sold	448,547	486,522	- 7.8%
Selling, general and administrative	91,386	97,906	- 6.7%
Amortization	3,156	2,306	+ 36.9%
Impairment charge	—	245,700	- 100.0%

Total costs and expenses	543,089	832,434	- 34.8%

Operating income (loss)	61,903	(206,184)	N/A

Other expenses and income:
Interest expense	20,840	23,607	- 11.7%
Interest income	(55)	(790)	- 93.0%
Other (income) and expenses	(1,147)	7,158	+ 116.0%
Total other expenses and income	19,638	29,975	- 34.5%

Earnings (loss) before income taxes	42,265	(236,159)	N/A

Income taxes (benefit)	18,273	(14,155)	N/A

Net earnings (loss)	$23,992	$(222,004)	N/A

Net earnings (loss) per common share, diluted	$0.48	$(4.63)	N/A

Weighted average shares outstanding, diluted	50,307	47,959	+ 4.9%

Supplementary Data
Amortization	$3,156	$2,306
Depreciation	12,667	14,907
Capital expenditures	5,599	5,264

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Year Ended
	Dec. 31,		%
	2009	2008	Change

Revenue	$2,244,248	$2,381,907	- 5.8%

Costs and expenses:
Costs of products sold	1,693,652	1,855,894	- 8.7%
Selling, general and administrative	354,933	385,826	- 8.0%
Amortization	12,624	9,223	+ 36.9%
Impairment charge	—	245,700	- 100.0%

Total costs and expenses	2,061,209	2,496,643	- 17.4%

Operating income (loss)	183,039	(114,736)	N/A

Other expenses and income:
Interest expense	87,041	98,903	- 12.0%
Interest income	(546)	(2,913)	- 81.3%
Other (income) and expenses	(14,399)	5,111	N/A
Total other expenses and income	72,096	101,101	- 28.7%

Earnings (loss) before income taxes	110,943	(215,837)	N/A

Income taxes (benefit)	44,175	(6,185)	N/A

Net earnings (loss)	$66,768	$(209,652)	N/A

Net earnings (loss) per common share, diluted	$1.36	$(4.37)	N/A

Weighted average shares outstanding, diluted	49,270	47,977	+ 2.7%

Supplementary Data
Amortization	$12,624	$9,223
Depreciation	55,224	60,145
Capital expenditures	19,104	24,659

CONTACT:  Mary Broaddus, +1-734-591-7375, broaddusm@valassis.com